Exhibit 21.1
Waters Corporation and Subsidiaries
12/31/2010

Waters Corporation (Delaware)
Waters Technologies Corporation (Delaware)
Waters Australia PTY LTD. (Australia)
Waters A/S (Denmark)
Waters AG (Switzerland)
Waters NV (Belgium)
Waters Cromatografia SA (Spain)
Waters SA de CV (Mexico)
Waters Technologies do Brasil Ltda (Brazil)
Waters Ges.MBH (Austria)
Waters Kft (Hungary)
Waters Sp.Zo.o (Poland)
Waters SAS (France)
Waters GmbH (Germany)
Waters Srl (Romania)
Waters SpA (Italy)
Waters Sverige AB (Sweden)
Waters Limited (Canada)
TA Instruments-Waters LLC (Delaware)
Environmental Resource Assoc., Inc. (Colorado)
Calorimetry Sciences Corporation
Waters India Pvt. Ltd. (India)
Esbee Wire Pvt. Ltd. (India)
Waters Asia Limited (Delaware)
Waters Korea Limited (Korea)
Waters China Ltd. (Hong Kong)
Waters Technologies (Shanghai) Ltd
Waters Pacific Pte Ltd
MM European Holdings LLP
Milford International Limited
Manchester International Limited
Waters Realty Holdings Limited
Waters Finance III LLC
Waters Luxembourg SARL
Waters Tech. Holdings Ltd (Ireland)
Grand Duchy Finance SARL (Lux)
Waters Celtic Holdings Ltd (Ireland)
Waters Technologies Ireland Ltd
Waters Chromatography Ireland Ltd
Nihon Waters Limited (Delaware)
Nihon Waters K.K. (Japan)
TA Instruments Japan, Inc. (Japan)
Waters Finance V LLC
Microsep Proprietary Ltd (So. Africa) (24.5%)

Subsidiaries of Waters Luxembourg SARL

Micromass Holdings Ltd.
Waters Chromatography BV (Netherlands)
Waters Chromatography Europe BV (Netherlands)
Micromass Ltd. (UK)
Waters Ltd. (UK)
Phase Sep Limited (UK)
Phase Sep Eurl (France)
Thar Instruments Limited
Micromass UK Ltd. (UK)
TA Instruments Ltd. (UK)
PRA Europe Limited (UK)

*	All subsidiaries are 100% owned unless otherwise indicated.